EXHIBIT 22.0

                      CONCURRENT COMPUTER CORPORATION

                      Subsidiaries of the Registrant


                                        Jurisdiction of
Subsidiary Name                    Incorporation/Organization

Domestic

Concurrent Computer Corporation (France)     Delaware, USA
Concurrent Computer Asia Corporation         Delaware, USA
Concurrent Securities Corp.


Foreign

Concurrent Computer Corporation Pty. Ltd.    Australia
Concurrent Computer Belgium B.V./S.A.        Belgium
Concurrent Computer Canada, Inc.             Canada
Concurrent Computer France S.A.              France
Concurrent Computer GmbH                     Germany
Concurrent Computer Hellas, EPE              Greece
Concurrent Computer Hong Kong Limited        Hong Kong
Concurrent Computer Ireland, Ltd.            Ireland
Concurrent Computer Italia S.r.l.            Italy
Concurrent Nippon Corporation                Japan (60%)
Concurrent Nederland B.V.                    The Netherlands
Concurrent Computer New Zealand              New Zealand
Concurrent Computer Far East Pte. Ltd.       Singapore
Concurrent Computer Hispania, S.A.           Spain
Concurrent Computer Holding Co. Ltd.         United Kindgom
Concurrent Computer Nederland, Ltd.          United Kindgom
Concurrent Computer Corporation, Ltd.        United Kindgom
Concurrent Computer Scandinavia Limited      United Kindgom



All subsidiaries (unless otherwise noted) are wholly owned.